FLORIDIAN FINANCIAL GROUP, INC.

FOR IMMEDIATE RELEASE

Floridian Financial Group, Inc. Reports Preliminary Results

LAKE MARY, FL – January 31, 2012 – Floridian Financial Group, Inc. (“Floridian” or “the Company”) today reported that the preliminary financial results for the fourth quarter and full year 2011 showed significant improvement compared to the same periods in 2010. Further, management and the Board of Directors believe the prospects for the new year 2012 point to positive financial performance. This outlook is founded on the recent and continuing improvements in asset quality and declining non-interest expenses. The Company emphasized that the preliminary results have not been audited and are subject to change.

The preliminary results for the fourth quarter of 2011 were a net loss of $277 thousand, an improvement of $3.6 million from the $3.9 million loss reported in the same period last year. For the full year 2011, the Company had a preliminary loss of $2.1 million which compares favorably to a loss of $9.7 million in 2010. The annual improvement year-over-year was $7.6 million or 78%. Furthermore, the preliminary results for the fourth quarter and full year 2011 included charging off the goodwill asset totaling $500 thousand associated with the acquisition of Orange Bank of Florida completed in 2008, as well as the write-off of the remaining deferred tax asset of $55 thousand. These actions removed all goodwill and deferred tax assets from the balance sheet. Absent these one-time expenses/charges, the net results of the fourth quarter would have been net earnings of $278 thousand.

“We are pleased to report improved performance following the struggles over the previous three years,” commented Thomas H. Dargan, Jr., Chief Executive Officer of Floridian. “This substantial accomplishment is a direct result of the superlative efforts of our talented and dedicated staff,” said Dargan.

The preliminary fourth quarter performance improvement was principally due to a $3.0 million reduction in the provision for loan losses supplemented by lower non-interest expenses of $697 thousand. The decrease in the provision for loan losses was a direct result of improved asset quality as reflected by a preliminary level of non-performing assets approximating 3.0% of total assets at December 31, 2011 compared to 4.5% at the end of the previous year. The lower level of non-interest expense is attributable to past and ongoing efforts to streamline management and to divest underperforming branch offices. Staff, occupancy, and equipment expenses represented 78% of the reduction in expenses for the fourth quarter versus the same period last year. The absence of the non-recurring charge-off of goodwill noted above would have resulted in a further reduction in expenses of $500 thousand or $1.2 million period-over-period. Net interest income was relatively flat quarter-over-quarter.

The preliminary results for the full year 2011 bear the same characteristics as the fourth quarter. There was a $7.7 million reduction in the provisions for loan losses promulgated by improved asset quality measures. This favorable improvement was supplemented by a $1.2 million decline in non-interest expense. Again, absent the $500 thousand non-recurring charge-off of goodwill, expenses would have declined $1.7 million year-over-year. These favorable factors more than offset a reduction in net-interest income of $942 thousand, which was the result of a lower volume of earning assets principally in the loan categories. Absent the one-time charge-offs of $500 thousand in goodwill and $255 thousand in deferred tax assets during the year 2011, the annual net loss would have resulted in a net loss of $1.4 million versus the reported loss of $2.1 million.

Based on our preliminary results, capital at December 31, 2011 was approximately $40 million on a consolidated basis, which represents a total risk-based capital ratio of 12.1%, a tier 1 capital ratio of 10.9% and leverage ratio of 8.1%.  These consolidated capital ratios exceed the minimum regulatory requirements to be considered “well-capitalized.”  However, based on our preliminary results, Orange Bank does not yet meet the heightened capital requirements requested by our bank regulators and which were adopted under certain board resolutions in July 2011. Orange Bank must comply with these heightened capital requirements no later than March 19, 2012.

Management and the Board believe that the improving performance will continue to trend upward as non-interest expenses are reduced to lower levels, asset quality continues to improve, and new loan production increases. The latter two items are dependent on the improving economic recovery. Challenges in the future are expected to be less focused on problem loans and more centered on increasing quality loan originations.

About Floridian Financial Group, Inc.

Floridian is a multi-bank holding company headquartered in Lake Mary, Florida. Floridian’s banking subsidiaries, Floridian Bank and Orange Bank of Florida, are Florida-chartered commercial banks, which collectively operate 10 branches in Central Florida, including Orange, Seminole, Citrus, Lake, Flagler, and Volusia counties. As of December 31, 2011, the Company had total assets of $449.6 million, deposits of $393.7 million, total loans net of unearned fees of $311.7 million and total shareholders’ equity of $39.8 million on a consolidated basis. The Company has submitted an application to the Federal Deposit Insurance Corporation and Office of Financial Regulation of the State of Florida to consolidate its two banks under a single charter. It is anticipated that regulatory approval will be received and will be effective at the end of the first quarter 2012.

Caution Concerning Forward Looking Statements

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, among other things, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control such as whether the consolidation of Floridian’s subsidiary banks’ charters will be approved; whether Floridian will realize savings from increased efficiencies; whether the business strategies to grow assets and improve earnings will be successful; and the ability to retain Floridian’s key personnel. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of Floridian’s Annual Report on Form 10-K for the year ended December 31, 2010, and Floridian’s other filings with the SEC as well as: whether the final audited results differ materially from the preliminary unaudited results reported in this release; legislative or regulatory changes; regulatory risk; the loss of Floridian’s key personnel; ability to successfully develop a strategy to grow assets and improve earnings; Floridian’s need and Floridian’s ability to incur additional debt or equity financing; Floridian’s ability to comply with the extensive laws and regulations to which Floridian is subject; other risks described from time to time in Floridian’s filings with the SEC; and Floridian’s ability to manage the risks involved in the foregoing.

However, other factors besides those referenced also could adversely affect Floridian’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by Floridian or on Floridian’s behalf speak only as of the date they are made. Floridian does not undertake to update any forward-looking statement, except as required by applicable law.

###

CONTACT:

Floridian Financial Group, Inc.
Thomas H. Dargan, Jr., President
(386) 274-6050

Supplemental Tables

(Unaudited preliminary results)

Summary Financial Information:
at December 31,	2011	2010	Change	% Change
Total Assets	449,559	461,631	(12,072)	-2.6%
Total Loans	311,654	317,565	(5,911)	-1.9%
Allowance for Loan Losses	6,566	8,010	(1,444)	-18.0%
Total Deposits	393,726	412,187	(18,461)	-4.5%
Shareholder Equity	39,777	40,103	(326)	-0.8%

Condensed Income Statement:
for the quarter ended December 31,	2011	2010	Change	% Change
Interest Income	4,237	4,570	(333)	-7.3%
Interest Expense	880	1,198	(318)	-26.5%
Net Interest Income	3,357	3,372	(15)	-0.4%
Provision for Loan Losses	135	3,157	(3,022)	-95.7%
Non-Interest Income	260	316	(56)	-17.7%
Non-Interest Expense	3,759	4,401	(642)	-15.8%
Deferred Taxes	55	-	55	0.0%
Net Loss after Tax	(277)	(3,870)	(3,593)	-92.8%

for the year ending December 31,	2011	2010	Change	% Change
Interest Income	17,064	19,721	(2,657)	-13.5%
Interest Expense	4,018	5,733	(1,715)	-29.9%
Net Interest Income	13,046	13,988	(942)	-6.7%
Provision for Loan Losses	1,882	9,583	(7,701)	-80.4%
Non-Interest Income	1,114	1,211	(97)	-8.0%
Non-Interest Expense	14,150	15,318	(1,168)	-7.6%
Deferred Taxes	255	-	255	0.0%
Net Loss after Tax	(2,127)	(9,702)	7,575	78.1%

Key Ratios:
for the year ended December 31,	2011	2010	Change	% Change
ROA	-0.46	-2.04	1.6	77.5%
ROE	-5.30	-19.88	14.6	73.3%
Net-Interest Margin	3.08	3.18	(0.1)	-3.1%
Efficiency Ratio	99.9	100.8	(0.9)	-0.8%
NPL / Total Loans	4.3	5.3	(1.0)	-18.9%
NPA / Total Assets	3.0	4.5	(1.5)	-33.3%
Allowance for Losses / Total Loans	2.1	2.5	(0.4)	-16.0%
Allowance for Losses / NPL	48.5	46.9	1.6	3.4%
Net Charge-Offs / Average Loans	1.07	3.13	(2.1)	-65.8%